Fund Mergers

On February 20, 2004 the shareholders of the below Lindner Funds approved the agreement and plan of reorganization providing for the transfer of assets and assumption of liabilities of the Lindner Funds to the corresponding Hennessy Funds. On February 27, 2004 the merger was transacted. The following table illustrates the specifics of the tax free mergers:


Acquired         Acquiring              Acquired           Shares issued       Acquiring
Lindner          Hennessy               Funds Net          to Shareholders     Funds Net    Combined Net
Fund             Fund                   Assets             of Acquired Fund    Assets       Assets
--------------------------------------------------------------------------------------------------------

Small Cap Growth Cornerstone Growth   $   7,133,897 (1)       369,776       $ 943,247,388   $958,599,460
Communications   Cornerstone Growth   $   8,218,175 (2)       425,974       $ 943,247,388   $958,599,460
Growth & Income  Cornerstone Value    $ 179,367,979 (3)    14,615,807       $  25,954,467   $205,322,446


(1)  Includes capital loss carryovers in the amount of $1,013,022.
(2)  Includes capital loss carryovers in the amount of $14,123,865.
(3) Includes capital loss carryovers and unrealized appreciation in the amount of $128,477,426 and $942,674, respectively.

